Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Announces Increase in Quarterly Cash Dividend

ATLANTA, January 26, 2011 -- RPC, Inc. (NYSE: RES) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.07 per share, an increase of approximately 50 percent compared to the previous split-adjusted dividend.  The dividend is payable March 10, 2011 to common stockholders of record at the close of business on February 10, 2011.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor Web site can be found on the Internet at www.rpc.net.

For information about RPC, Inc. or this event, please contact:

Ben Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net